Exhibit 4.16

Working Capital Loan Contract
Contract No.:

Borrower: **********
Unified Social Credit Code:
Legal Representative/Person in Charge:
Domicile: __________ Postal Code: __________
Banking Institution and Account Number:
Telephone: __________ Fax: __________

Lender: Bank of China Co., Ltd.
Legal Representative/Person in Charge:
Domicile: __________ Postal Code: __________
Telephone: __________ Fax: __________

The Borrower and the Lender, through equal negotiation, have reached an agreement on the Lender providing a working capital loan to the Borrower and hereby enter into this contract.

This contract is a specific agreement under the “Credit Line Agreement” numbered __________ signed between ********** and Bank of China Co., Ltd..

Article 1: Loan Amount

Loan Currency: Chinese Yuan (RMB).
Loan Amount: (In words) __________;
(In figures) __________.

Article 2: Loan Term

Loan Term: 12 months, calculated from the actual withdrawal date; if withdrawn in installments, calculated from the first actual withdrawal date.

The Borrower shall strictly adhere to the agreed withdrawal schedule. If the actual withdrawal date is later than the agreed withdrawal date, the Borrower shall still repay the loan according to the repayment schedule stipulated in this contract.

Article 3: Loan Purpose

Loan Purpose: __________.

Without the Lender’s prior written consent, the Borrower shall not change the loan purpose, including but not limited to using the loan for fixed assets, equity investments, or any areas or purposes prohibited by laws, regulations, regulatory provisions, or national policies. The loan shall not be used for re-lending, purchasing financial products for arbitrage, irregularly increasing hidden local government debt, or other purposes prohibited for bank loans.

Article 4: Loan Interest Rate and Interest Calculation/Settlement

The Lender shall inform the Borrower of the annualized interest rate of the loan under this contract through the attachment “Annualized Loan Interest Rate Notification Letter.” If the annualized interest rate under this contract is calculated solely based on the loan interest rate specified in Clause 1 of this Article, the aforementioned “Annualized Loan Interest Rate Notification Letter” shall not apply.

1.

Loan Interest Rate

The loan interest rate (annualized, simple interest for RMB loans, ☒ simple interest / ☒ combined simple and compound interest for foreign currency loans [select one]) shall be determined by the following option (2):

(1) Fixed Interest Rate: Annual interest rate of ___ / ___%. The contract interest rate remains unchanged during the loan term.

☒ Fixed interest rate source for RMB loans: The latest ☒ 1-year / ☒ over 5-year [select one] Loan Prime Rate (LPR) published by the National Interbank Funding Center one working day prior to the effective date of this contract, ☒ plus / ☒ minus [select one] ___ / ___ basis points.

☒ Fixed interest rate source for foreign currency loans:

A. Benchmark interest rate applicable on the effective date of this contract (T day) plus ___ / ___ basis points. The benchmark interest rate is the ___ / ___ (term) ☒ USD TERM SOFR ☒ JPY TIBOR ☒ EUR EURIBOR ☒ ___ / ___ rate for the agreed loan currency under this contract, as displayed on the Bloomberg financial terminal or obtained from the Reuters system, for ☒ T-2 ☒ T-3 working days. If the foreign currency benchmark rate is negative, it shall be deemed zero. Working days in this clause refer to those in the locality of the pricing benchmark managing authority for the relevant currency.

B. Benchmark interest rate applicable on the effective date of this contract (T day; if not a working day, the most recent prior working day is T day) plus ___ basis points. The benchmark interest rate is the ☒ USD overnight SOFR ☒ GBP overnight SONIA ☒ JPY overnight TONA ☒ EUR overnight ESTR ☒ CHF overnight SARON ☒ ___ / ___ rate for the agreed loan currency under this contract, as displayed on the Bloomberg financial terminal, for T-5 working days. If the foreign currency benchmark rate is negative, it shall be deemed zero. Working days in this clause refer to those in the locality of the pricing benchmark managing authority for the relevant currency.

C. The latest ___ / ___-month ___ / ___ (foreign currency benchmark rate) obtained from the Reuters system before 9:00 a.m. (Beijing time) one working day prior to the effective date of this contract, plus ___ / ___ basis points. If the foreign currency benchmark rate is negative, it shall be deemed zero.

(2) Floating Interest Rate: Starting from the actual withdrawal date (or the first actual withdrawal date for installment withdrawals), every 12 months constitutes a floating cycle, with repricing occurring once per cycle. The repricing date is the first day of the next floating cycle, i.e., the corresponding day of the start date in the repricing month; if there is no corresponding day, it shall be the last day of that month. If the floating cycle is daily, the repricing date is the day of the next floating cycle.

For each withdrawal:

RMB Loan Floating Interest Rate:

A. The initial period (from the actual withdrawal date to the end of the current floating cycle) interest rate is the latest ☒ 1-year / □ over 5-year [select one] Loan Prime Rate (LPR) published by the National Interbank Funding Center one working day prior to the actual withdrawal date, □ plus / □ minus [select one] ___ basis points.

B. On the repricing date, together with other installment withdrawals, the rate is repriced based on the latest ☒ 1-year / □ over 5-year [select one] LPR published by the National Interbank Funding Center one working day prior to the repricing date, □ plus / □ minus [select one] ___ basis points, as the applicable rate for that floating cycle.

☒ Foreign Currency Loan Floating Interest Rate:

If a term interest rate applies, the interest rate is determined as follows: The initial period (from the actual withdrawal date to the end of the current floating cycle) interest rate is the benchmark rate applicable on the actual withdrawal date (T day) plus ___ / ___ basis points spread, with the benchmark rate being the ___ / ___ (term) ☒ USD TERM SOFR ☒ JPY TIBOR ☒ EUR EURIBOR ☒ ___ / ___ rate for the agreed loan currency under this contract, as displayed on the Bloomberg financial terminal or obtained from the Reuters system, for ☒ T-2 ☒ T-3 working days. On the repricing date (T day), together with other installment withdrawals, the rate is determined by the same benchmark rate for ☒ T-2 ☒ T-3 working days plus ___ / ___ basis points spread as the applicable rate for that floating cycle. The spread remains unchanged during the contract term. If the foreign currency benchmark rate is negative, it shall be deemed zero. Working days in this clause refer to those in the locality of the pricing benchmark managing authority for the relevant currency.

If an overnight interest rate applies, the interest rate is determined as follows: The rate for each interest calculation day (i.e., each calendar day during the loan term) is based on the agreed loan currency’s ☒ USD overnight SOFR ☒ GBP overnight SONIA ☒ JPY overnight TONA ☒ EUR overnight ESTR ☒ CHF overnight SARON ☒ ___ / ___ benchmark rate plus ___ / ___ basis points spread. The Lender subsequently determines the daily interest rate based on the applicable benchmark rate and spread for each interest calculation day. The daily pricing benchmark rate is determined as follows: The first interest determination date is the actual withdrawal date, with subsequent dates being each interest calculation day thereafter. The benchmark rate applicable on the interest determination date (T day; if not a working day, the most recent prior working day is T day) is the ___ / ___ rate for the agreed loan currency as displayed on the Bloomberg financial terminal, for T-5 working days. The spread remains unchanged during the contract term. If the foreign currency benchmark rate is negative, it shall be deemed zero. Working days in this clause refer to those in the locality of the pricing benchmark managing authority for the relevant currency.

C. The initial period (from the actual withdrawal date to the end of the current floating cycle) interest rate is the latest ___ / ___-month ___ / ___ (foreign currency benchmark rate) obtained from the Reuters system before 9:00 a.m. (Beijing time) one working day prior to the actual withdrawal date, plus ___ / ___ basis points. On the repricing date, together with other installment withdrawals, the rate is repriced based on the latest same-cycle ___ / ___ (foreign currency benchmark rate) obtained from the Reuters system before 9:00 a.m. (Beijing time) one working day prior to the repricing date, plus ___ / ___ basis points, as the applicable rate for that floating cycle. If the foreign currency benchmark rate is negative, it shall be deemed zero.

2.

Interest Calculation

(1) For fixed interest rates under Clause 1(1), RMB floating interest rates under Clause 1(2), and foreign currency floating interest rates A and C under Clause 1(2):

Interest accrues from the actual withdrawal date, calculated based on the actual withdrawal amount and days of use.

Interest formula: Interest = Principal × Actual Days × Daily Interest Rate.

The daily interest rate is based on a 360-day year, calculated as: Daily Interest Rate = Annual Interest Rate / 360.

(2) For foreign currency floating interest rate B under Clause 1(2):

Interest accrues from the actual withdrawal date, calculated based on the actual withdrawal amount and days of use.

☒ Simple Interest: Both the portion calculated based on the pricing benchmark and the spread are calculated using simple interest.

☒ Combined Simple and Compound Interest: For the portion calculated based on the pricing benchmark, interest for each working day = (Loan principal + Total accrued interest of this portion up to the previous day) × Applicable benchmark daily interest rate for that day; non-working days use simple interest. The spread portion uses simple interest.

The daily interest rate is based on a 360-day year, calculated as: Daily Interest Rate = Annual Interest Rate / 360.

Working days in this clause refer to those in the locality of the pricing benchmark managing authority for the relevant currency.

3.

Interest Settlement Method

The Borrower shall settle interest according to option (1) below:

(1) Quarterly settlement, with the 20th of the last month of each quarter as the settlement date and the 21st as the payment date.

(2) Monthly settlement, with the 20th of each month as the settlement date and the 21st as the payment date.

If the final repayment date of the loan principal does not fall on an interest payment date, that repayment date shall be deemed the final interest payment date, and the Borrower shall pay all outstanding interest in full.

4.

Penalty Interest

(1) For overdue loans or loans not used in accordance with the contract’s agreed purpose, penalty interest shall accrue on the overdue or misused portion from the date of default or misuse, at the penalty interest rate stipulated in this clause, until the principal and interest are fully repaid.

For loans that are both overdue and misused, the higher penalty interest rate shall apply.

(2) For interest and penalty interest not paid on time by the Borrower, compound interest shall accrue based on the settlement method in Clause 3 of this Article, at the penalty interest rate stipulated in this clause.

(3) Penalty Interest Rates

RMB Loan Penalty Interest Rates:

☒ Fixed Interest Rate Loan Penalty Interest Rate:

A. Floating rate with a floating cycle of ___ / ___ months/years. Repricing occurs once per floating cycle from the date of default or misuse. The repricing date is the corresponding day of the default or misuse date in the repricing month; if no corresponding day exists, it is the last day of that month.

B. Overdue loan penalty interest rate is the base penalty rate determined in Item C below plus ___ / ___%; misused loan penalty interest rate is the base penalty rate determined in Item C below plus ___ / ___%.

C. For the first floating cycle, the base penalty rate is the loan interest rate stipulated in Clause 1 of this Article. After each floating cycle, the base penalty rate for the next cycle is determined based on the latest ☒ 1-year / ☒ over 5-year [select one] LPR published by the National Interbank Funding Center one working day prior to the repricing date, ☒ plus / ☒ minus [select one] ___ / ___ basis points.

Floating Interest Rate Loan Penalty Interest Rate:

A. From the date of default or misuse, the penalty rate floats per the floating cycle stipulated in Clause 1 of this Article. The penalty repricing date is the corresponding day of the default or misuse date in the repricing month; if no corresponding day exists, it is the last day of that month.

B. Overdue loan penalty interest rate is the base penalty rate determined in Item C below plus 50%; misused loan penalty interest rate is the base penalty rate determined in Item C below plus 50%.

C. For the first floating cycle, the base penalty rate is the loan interest rate actually applied in the period of default or misuse. After each floating cycle, the base penalty rate for the next cycle is repriced on the repricing date per the method stipulated in Clause 1 of this Article.

Foreign Currency Loan Penalty Interest Rates:

☒ Fixed Interest Rate Loan Penalty Interest Rate:

Overdue loan penalty interest rate is the loan interest rate determined in Clause 1(1) of this Article plus ___ / ___ basis points; misused loan penalty interest rate is the loan interest rate determined in Clause 1(1) of this Article plus ___ / ___ basis points.

☒ Floating Interest Rate Loan Penalty Interest Rate:

The floating cycle and repricing date for penalty interest are determined per Clause 1(2) of this Article. For the first floating cycle, the base penalty rate is the loan interest rate actually applied in the period of default or misuse. After each floating cycle, the base penalty rate for the next cycle is repriced on the repricing date per the method stipulated in Clause 1(2) of this Article.

B. Overdue loan penalty interest rate is the base penalty rate determined in Item A above plus ___ / ___ basis points; misused loan penalty interest rate is the base penalty rate determined in Item A above plus ___ / ___ basis points.

☒ Floating Interest Rate Loan Penalty Interest Rate:

A. From the date of default or misuse, the base penalty rate floats per the interest settlement cycle, with the base penalty rate for each cycle being the actual interest rate applied in the previous cycle.

B. Overdue loan penalty interest rate is the base penalty rate determined in Item A above plus ___ / ___ basis points; misused loan penalty interest rate is the base penalty rate determined in Item A above plus ___ / ___ basis points.

5.

Other

(1) The “loan interest rate” and “penalty interest rate” under this contract are tax-inclusive rates, meaning the interest charged by the Lender to the Borrower includes value-added tax as required by national laws and regulations.

(2) If the pricing benchmark for the floating interest rate under this contract undergoes significant changes, it shall be handled per the effective market rules at that time. If the Lender requires the Borrower to sign a supplementary agreement regarding related matters, the Borrower shall cooperate.

(3) The terms “pricing benchmark” and “benchmark interest rate” in this Article have the same meaning.

(4) Under this contract: “TERM SOFR” refers to TERM SOFR published and managed by the Chicago Mercantile Exchange (or its successor); “TIBOR” refers to TIBOR published and managed by the Japanese Bankers Association (or its successor); “EURIBOR” refers to EURIBOR published and managed by the European Money Markets Institute (or its successor); “Overnight SOFR” refers to overnight SOFR published and managed by the Federal Reserve Bank of New York (or its successor); “Overnight SONIA” refers to overnight SONIA published and managed by the Bank of England (or its successor); “Overnight TONA” refers to overnight TONA published and managed by the Bank of Japan (or its successor); “Overnight ESTR” refers to overnight ESTR published and managed by the European Central Bank (or its successor); “Overnight SARON” refers to overnight SARON published and managed by the SIX Swiss Exchange (or its successor).

Article 5: Withdrawal Conditions

The Borrower’s withdrawal is subject to the following conditions:

1.	This contract and its attachments have taken effect;

2.	The Borrower has provided guarantees as required by the Lender, and the guarantee contracts have taken effect and completed statutory approval, registration, or filing procedures;

3.	The Borrower has provided the Lender with documents, receipts, seals, personnel lists, and signature samples related to the conclusion and performance of this contract, and completed the relevant vouchers;

4.	The Borrower has opened accounts necessary for performing this contract as required by the Lender;

5.	At least 3 banking business days prior to withdrawal, the Borrower has submitted a written withdrawal application and relevant proof of loan purpose to the Lender and completed the withdrawal procedures;

6.	The Borrower has submitted to the Lender a resolution and authorization from its board of directors or other competent authority approving the signing and performance of this contract;

7.

Other withdrawal conditions stipulated by law or agreed by both parties: ___ / ___.

If the above withdrawal conditions are not met, the Lender has the right to reject the Borrower’s withdrawal application, except where the Lender agrees to disburse the loan.

Article 6: Withdrawal Time and Method

1.

The Borrower shall withdraw the loan according to option (2) below:

(1) Full withdrawal on ___ / ___ [Year] ___ / ___ [Month] ___ / ___ [Day].

(2) Full withdrawal within __________ from ___ [Year] ___ [Month] ___ [Day].

(3) Installment withdrawals according to the following schedule:

Withdrawal Date | Withdrawal Amount

___ / ___ | ___ / ___
___ / ___ | ___ / ___
___ / ___ | ___ / ___

2.	For any portion not withdrawn by the above deadlines, the Lender has the right to reject the Borrower’s withdrawal application.

3.

Loan Commitment Service

The Lender provides a commitment service for the Borrower’s unwithdrawn loan amount (hereinafter “Unwithdrawn Loan”) that is available but not withdrawn during the commitment period (from the effective date of this contract to the agreed withdrawal date). Upon mutual agreement between the Borrower and the Lender:

□ The Lender, based on the “fee reduction and benefit-sharing” principle, waives the commitment fee for the above commitment service, with the assessed waived amount being RMB ___________.

Article 7: Loan Fund Payment

Loan Disbursement Account

The Borrower has opened the following account with the Lender as the loan disbursement account, and the disbursement and payment of the loan shall be processed through this account:

Account Name: **********
Account Number: __________

2.

Loan Fund Payment Method

(1) The payment method for loan funds shall comply with laws, regulations, regulatory provisions, and this contract. The payment method for each withdrawal shall be confirmed in the withdrawal application. If the Lender deems the selected payment method in the withdrawal application non-compliant, it has the right to change the payment method or suspend the disbursement and payment of loan funds.

(2) Lender’s Entrusted Payment: The Lender, based on the Borrower’s withdrawal application and payment entrustment, pays the loan funds to the Borrower’s transaction counterparties in accordance with the agreed purpose. Per the China Banking Regulatory Commission and the Lender’s internal management rules, loan fund payments meeting any of the following conditions shall adopt the Lender’s entrusted payment method:

A. The Lender and Borrower have newly established a credit relationship, and the Borrower’s credit rating does not meet the Lender’s internal requirements;

B. The payment recipient is specified (with a clear account and name) in the withdrawal application, and the single payment amount exceeds RMB 10 million (excluding this amount; foreign currency converted at the ___ / ___ exchange rate on the actual withdrawal date);

C. Other circumstances stipulated by the Lender or agreed with the Borrower: ___ / ___.

(3) Borrower’s Autonomous Payment: The Lender disburses the loan funds to the Borrower’s account based on the withdrawal application, after which the Borrower independently pays its transaction counterparties in accordance with the agreed purpose. Except for cases requiring the Lender’s entrusted payment as stipulated in the previous clause, other loan fund payments shall adopt the Borrower’s autonomous payment method.

(4) Change of Payment Method: After submitting the withdrawal application, if conditions such as external payments or credit rating change, loan funds under autonomous payment meeting the conditions in Clause 2(2) of this Article shall switch to a different payment method. For changes in payment method, entrusted payment amount, recipient, or loan purpose, the Borrower shall provide a written change request to the Lender, resubmit the withdrawal application, and provide relevant transaction documents proving the fund purpose.

3.

Specific Requirements for Lender’s Entrusted Payment

(1) Payment Entrustment: For payments meeting the Lender’s entrusted payment conditions, the Borrower’s withdrawal application shall include a clear payment entrustment, authorizing and delegating the Lender to pay the loan funds directly to the Borrower’s specified transaction counterparty account in accordance with the agreed purpose after transferring the funds to the designated Borrower’s account. The Borrower shall provide necessary payment information, including the transaction counterparty’s name, account, and payment amount.

(2) Transaction Document Submission: For payments meeting the Lender’s entrusted payment conditions, the Borrower shall provide the Lender with its disbursement account and transaction counterparty account information, as well as proof that the withdrawal complies with the contract’s agreed purpose, for each withdrawal. The Borrower guarantees that all provided documents are true, complete, and valid. The Lender shall not be liable for delays in fulfilling its entrusted payment obligations due to untrue, inaccurate, or incomplete transaction documents provided by the Borrower, and the Borrower’s repayment obligations under this contract remain unaffected.

(3) Fulfillment of Lender’s Entrusted Payment Obligations:

A. For entrusted payments, after the Borrower submits the payment entrustment and relevant transaction documents, the Lender, upon approval, pays the loan funds to the Borrower’s transaction counterparty through the Borrower’s account.

B. If the Lender finds the purpose proof or other transaction documents provided by the Borrower non-compliant with this contract or defective, it may require the Borrower to supplement, replace, explain, or resubmit the documents. The Lender has the right to refuse disbursement and payment until the Borrower provides documents deemed satisfactory by the Lender.

C. If the transaction counterparty’s bank returns the funds, preventing the Lender from timely paying the loan funds to the counterparty as entrusted, the Lender shall not be liable, and the Borrower’s repayment obligations under this contract remain unaffected. The Borrower authorizes the Lender to freeze the returned funds. In such cases, the Borrower shall resubmit the payment entrustment and relevant transaction documents proving the purpose.

(4) The Borrower shall not circumvent the Lender’s entrusted payment by splitting payments.

4.	After loan disbursement, the Borrower shall promptly provide records and documents of loan fund usage as required by the Lender, including but not limited to payment vouchers.

5.

In any of the following circumstances, the Lender has the right to redetermine the disbursement and payment conditions or suspend the disbursement and payment of loan funds:

(1) The Borrower breaches this contract by splitting payments to circumvent the Lender’s entrusted payment;

(2) The Borrower’s credit status declines or its core business profitability weakens;

(3) Abnormalities occur in the use of loan funds;

(4) The Borrower fails to timely provide records and documents of loan fund usage as required by the Lender;

(5) The Borrower breaches the payment provisions of this Article.

Article 8: Repayment

1.

The Borrower designates the following account as the fund return account, into which the Borrower’s returned funds shall be deposited. The Borrower shall promptly provide details of the account’s inflows and outflows. The Lender has the right to require the Borrower to explain large or abnormal fund inflows and outflows in this account and to supervise the account.

Account Name: **********

Account Number: __________

2.

Unless otherwise agreed, the Borrower shall repay the loan under this contract per option (1) below:

(1) Repay the full loan amount under this contract on the maturity date.

(2) Repay the loan under this contract per the following schedule:

Repayment Date | Repayment Amount

___ / ___ | ___ / ___

___ / ___ | ___ / ___

(3) Other repayment plan: ___ / ___.

To change the above repayment plan, the Borrower shall submit a written application to the Lender at least 10 banking business days before the relevant loan maturity date, and the change must be confirmed in writing by both parties.

3.	Unless otherwise agreed, if the Borrower defaults on both principal and interest or fees for realizing claims, the Lender has the right to determine the repayment order of principal, interest, or fees. For installment repayments with multiple due or overdue loans under this contract, the Lender has the right to determine the repayment order of each payment. If multiple matured loan contracts exist between the Borrower and the Lender, the Lender has the right to determine which contract each repayment fulfills.

4.

Unless otherwise agreed, the Borrower may repay the loan early but must notify the Lender in writing at least 10 banking business days in advance. Early repayment amounts shall first repay the last maturing loan, in reverse order.

For loans using combined simple and compound interest, early or partial repayment requires full settlement of the interest corresponding to the repaid principal.

The Lender has the right to charge an early repayment penalty for the early repaid portion based on the interest receivable on the agreed repayment date.

5.

The Borrower shall repay the loan per option (1) below:

(1) No later than 3 banking business days before each principal and interest due date, the Borrower shall deposit sufficient funds in the following repayment account for repayment, and the Lender has the right to deduct the funds from this account on each due date:

Repayment Account Name: **********

Account Number: __________.

(2) Other repayment method agreed by both parties: ___ / ___.

Article 9: Guarantee

1.

The guarantee method for the debts under this contract is:

□ This contract is a principal contract under the “Maximum Amount Guarantee Contract” numbered __________ signed between guarantor __________ and the Lender, secured by its maximum amount guarantee.

□ This contract is a principal contract under the “Maximum Amount Mortgage Contract” numbered __________ signed between mortgagor __________ and the Lender, secured by its maximum amount guarantee.

2.	If the Borrower or guarantor experiences an event that the Lender deems may affect its performance capability, or if the guarantee contract becomes invalid, revoked, or terminated, or the Borrower’s or guarantor’s financial condition deteriorates, or they are involved in major litigation or arbitration, or their accounts are seized, or other reasons may affect their performance capability, or the guarantor breaches the guarantee contract or other contracts with the Lender, or the collateral depreciates, is damaged, lost, or seized, weakening or eliminating its guarantee value, the Lender has the right to require, and the Borrower is obligated to provide, new guarantees or replace the guarantor to secure the debts under this contract.

Article 10: Invoice Issuance

1.	The Borrower may apply to the Lender for a value-added tax invoice (□ special VAT invoice / □ ordinary VAT invoice) after the Lender confirms receipt of payment. The Lender shall issue the VAT invoice upon receiving the Borrower’s application.

2.	The Borrower may apply for the VAT invoice at the relevant business handling institution or other institution designated by the Lender.

3.	The Borrower must ensure that the payer, contract signatory, and purchaser listed on the VAT invoice are the same tax entity. If inconsistent, any resulting inability to record the invoice or deduct input tax shall be borne by the Borrower.

4.	If the Borrower loses the invoice after receiving it, the Lender is not obligated to reissue a VAT invoice.

5.	If the Lender provides a discount to the Borrower upon negotiation, the VAT invoice amount shall reflect the discounted price.

6.	If the Lender provides free services to the Borrower, no VAT invoice shall be issued.

7.	The Lender shall issue the VAT invoice to the Borrower, and the Borrower shall promptly verify the invoice information. If the information is incorrect, the Borrower shall promptly request the Lender to reissue the VAT invoice.

Article 11: Declarations and Commitments

1.

Declarations by the Borrower:

(1) The Borrower is legally registered and validly existing, with full civil rights and capacity to sign and perform this contract;

(2) The signing and performance of this contract reflect the Borrower’s true intent, duly authorized per its articles of association or other internal management documents, without violating any binding agreements, contracts, or legal documents. The Borrower has obtained or will obtain all necessary approvals, permits, filings, or registrations required to sign and perform this contract;

(3) All documents, financial statements, vouchers, and other materials provided by the Borrower to the Lender under this contract are true, complete, accurate, and valid;

(4) The transaction background for the business applied for with the Lender is true and lawful, not involving money laundering, terrorist financing, proliferation financing of weapons of mass destruction, tax evasion, fraud, or violations of UN, Chinese, or other applicable sanctions;

(5) The Borrower has not concealed any events that may affect its or the guarantor’s financial condition or performance capability;

(6) The Borrower and the loan project meet national environmental standards, are not energy-intensive or polluting enterprises/projects identified by national authorities as needing rectification, and pose no energy consumption or pollution risks;

(7) The loan purpose and repayment sources are true and lawful;

(8) Other declarations by the Borrower: ___ / ___.

2.

Commitments by the Borrower:

(1) Provide financial statements (including but not limited to annual, quarterly, and monthly reports) and other relevant materials to the Lender periodically or promptly as required. The Borrower ensures continuous compliance with the following financial indicators: A. The latest single and consolidated financial statements show an asset-liability ratio not exceeding 65% and a current ratio not less than 1; B. The Borrower’s working capital loan balance does not exceed RMB 400 million and 25% of its consolidated annual revenue;

(2) If the Borrower has or will sign a counter-guarantee agreement or similar arrangement with the guarantor regarding its guarantee obligations, such agreement shall not impair the Lender’s rights under this contract;

(3) Accept the Lender’s credit inspections and supervision, providing sufficient assistance and cooperation. For autonomous payments, periodically report loan fund payment and usage to the Lender as required, specifically on a monthly basis;

(4) Obtain the Lender’s prior written consent before undertaking mergers, divisions, capital reductions, equity transfers, external investments, substantial debt financing increases, major asset or receivable transfers, or other actions that may adversely affect its repayment capacity. The Borrower shall promptly notify the Lender of the following:

●	Changes to the Borrower’s or guarantor’s articles of association, business scope, registered capital, or legal representative;

●	Changes in business model, such as joint operations, foreign joint ventures, partnerships, contract operations, restructurings, reforms, or planned listings;

●	Involvement in major litigation or arbitration, or seizure, detention, or supervision of property or collateral, or creation of new guarantees on collateral;

●	Closure, dissolution, liquidation, suspension for rectification, revocation, cancellation of business license, or (application for) bankruptcy;

●	Involvement of shareholders, directors, or current senior management in major cases or economic disputes;

●	Breach of other contracts;

●

Operational difficulties or financial deterioration;

(5) The Borrower’s repayment obligations to the Lender take precedence over loans from its shareholders and are not inferior to similar debts owed to other creditors. From the effective date of this contract until full repayment of the loan principal, interest, and fees, the Borrower shall not repay loans from its shareholders;

(6) In any fiscal year where after-tax net profit is zero or negative, or insufficient to offset cumulative losses from prior years, or pre-tax profit is not used to repay principal, interest, and fees due in that year or insufficient to cover the next installment’s principal, interest, and fees, the Borrower shall not distribute dividends or profits to shareholders in any form;

(7) The Borrower shall not dispose of its assets in a manner that reduces its repayment capacity and commits that the total amount of external guarantees does not exceed twice its net assets and complies with the limits set in its articles of association;

(8) Unless in accordance with the agreed purpose or approved by the Lender, the Borrower shall not transfer loan funds under this contract to accounts under the same name or related parties. For such transfers, the Borrower shall provide corresponding proof;

(9) The guarantee conditions, loan interest rate pricing, repayment priority, and other loan terms provided to the Lender under this contract shall not be less favorable than those currently or in the future provided to any other financial institution;

(10) The Lender has the right to recall the loan early based on the Borrower’s fund return status;

(11) The Borrower shall submit its environmental (climate), social, and governance (ESG) risk report to the Lender, declare and guarantee enhanced ESG risk management, and commit to the Lender’s supervision. Breach of this commitment constitutes or is deemed a breach under this contract, allowing the Lender to take remedial measures per this contract;

(12) Cooperate with the Lender’s due diligence, provide and update information about itself and its beneficial owners, and provide transaction background information;

(13) Other commitments by the Borrower: ___ / ___.

Article 12: Disclosure of Internal Related-Party Transactions within the Borrower’s Group

The parties agree to apply option 1 below:

1.	The Borrower is not a group client as determined by the Lender per the “Guidelines on Risk Management of Credit Business for Group Clients of Commercial Banks” (hereinafter “Guidelines”).

2.	The Borrower is a group client as determined by the Lender per the “Guidelines.” The Borrower shall promptly report related-party transactions exceeding 10% of its net assets to the Lender, including the relationship between the parties, transaction details, nature, amount or proportion, and pricing policy (including transactions with no or nominal amounts).
In any of the following circumstances, the Lender may unilaterally suspend payment of the Borrower’s unused loan and recall part or all of the loan principal and interest early:

●	Using fictitious contracts with related parties, discounting or pledging receivables such as notes or accounts receivable without actual trade background to obtain bank funds or credit;

●	Major mergers, acquisitions, or restructurings that the Lender deems may affect loan safety;

●	Intentionally evading bank claims through related-party transactions;

●	Other circumstances under Article 18 of the “Guidelines.”

Article 13: Breach Events and Handling

Any of the following constitutes or is deemed a breach by the Borrower under this contract:

1.	The Borrower fails to fulfill its payment or repayment obligations to the Lender as stipulated in this contract;

2.	The Borrower fails to use the loan funds as stipulated or uses them for purposes other than agreed, including re-lending or purchasing financial products for arbitrage, or irregularly increasing hidden local government debt;

3.	The Borrower’s declarations in this contract are untrue, or it breaches its commitments herein;

4.	Circumstances under Clause 2(4) of Article 11 occur, which the Lender deems may affect the Borrower’s or guarantor’s financial condition or performance capability, and the Borrower fails to provide new guarantees or replace the guarantor as stipulated;

5.	The Borrower’s credit status declines, or its profitability, repayment capacity, operational capacity, or cash flow deteriorates, breaching the financial indicator constraints or other financial agreements in this contract;

6.	The Borrower breaches other contracts with the Lender or other institutions of Bank of China Co., Ltd., or credit contracts with other financial institutions;

7.	The guarantor breaches the guarantee contract or other contracts with the Lender or other institutions of Bank of China Co., Ltd.;

8.	The Borrower ceases operations or undergoes dissolution, revocation, or bankruptcy;

9.	The Borrower is involved or may be involved in major economic disputes, litigation, or arbitration, or its assets are seized, detained, or enforced, or it is investigated or penalized by judicial, tax, or industrial authorities, affecting or potentially affecting its obligations under this contract;

10.	Abnormal changes, disappearance, or judicial investigation/restriction of personal freedom of the Borrower’s major investors or key management personnel, affecting or potentially affecting its obligations under this contract;

11.	During the Lender’s annual review (every year from the effective date) of the Borrower’s financial condition and performance capability, circumstances are identified that may affect the Borrower’s or guarantor’s financial condition or performance capability;

12.	Large or abnormal fund inflows/outflows occur in the designated fund return account, and the Borrower fails to provide explanations acceptable to the Lender;

13.	Severe delays in energy-saving project construction, significant defects in energy-saving technology or equipment, substantial reductions in production capacity causing sharp declines in energy use, actual energy savings significantly below forecasts, energy-saving proceeds not timely returned to the designated account, Borrower’s involvement in usurious lending, unauthorized external guarantees or new debt, or severe deterioration of key financial indicators;

14.	The Borrower refuses to cooperate with the Lender’s due diligence, or the Borrower or its transaction counterparties are suspected of money laundering, terrorist financing, nuclear proliferation, violating applicable sanctions, or other illegal activities, or the Borrower or guarantor is listed on UN, Chinese, or other applicable sanctions lists;

15.	The Borrower breaches other provisions regarding the rights and obligations of the parties in this contract.

Upon occurrence of the above breach events, the Lender may, depending on the circumstances, take one or more of the following measures:

1.	Require the Borrower or guarantor to correct the breach within a specified period;

2.	Reduce, suspend, cancel, or terminate the Borrower’s credit line in whole or part;

3.	Suspend or terminate, in whole or part, the Borrower’s withdrawal or other business applications under this contract or other contracts with the Lender; suspend, cancel, or terminate, in whole or part, the disbursement, payment, or handling of undisbursed loans or unprocessed trade financing;

4.	Declare all or part of the outstanding loan/trade financing principal, interest, and other payables under this contract or other contracts with the Lender immediately due;

5.	Terminate or rescind this contract, or terminate or rescind, in whole or part, other contracts with the Lender;

6.	Require the Borrower to compensate for losses caused by its breach, including but not limited to litigation fees, attorney fees, notary fees, enforcement fees, and other related expenses;

7.	Deduct funds from the Borrower’s accounts with the Lender or other institutions of Bank of China Co., Ltd. to repay all or part of the Borrower’s debts under this contract. Premature funds in the account are deemed due early. For accounts in a different currency from the Lender’s business pricing currency, conversion is based on the Lender’s applicable exchange rate at the time of deduction;

8.	Exercise rights over the collateral;

9.	Demand the guarantor assume guarantee liability;

10.	Other measures deemed necessary and feasible by the Lender.

Article 14: Reservation of Rights

A party’s failure to exercise part or all of its rights under this contract, or to require the other party to fulfill part or all of its obligations or responsibilities, does not constitute a waiver of such rights or an exemption from such obligations or responsibilities.

Any tolerance, extension, or delay by one party in exercising its rights under this contract shall not affect any rights it enjoys under this contract or applicable laws and regulations, nor be deemed a waiver of such rights.

Article 15: Amendment, Modification, and Termination

Upon mutual agreement, this contract may be amended or modified in writing, and any amendment or modification forms an integral part of this contract.

Unless otherwise provided by laws, regulations, or agreed by the parties, this contract shall not be terminated before all rights and obligations hereunder are fully performed.

Unless otherwise provided by laws, regulations, or agreed by the parties, the invalidity of any provision of this contract does not affect the legal validity of other provisions.

Article 16: Applicable Law and Dispute Resolution

This contract is governed by the laws of the People’s Republic of China.

After this contract takes effect, any disputes arising from its conclusion or performance shall be resolved through negotiation. If negotiation fails, either party may resolve the dispute per option 2 below:

1.

Arbitration: Submit to:

☒ China International Economic and Trade Arbitration Commission

☒ Beijing Arbitration Commission (Beijing International Arbitration Center)

☒ ___ / ___ Arbitration Commission

Arbitration shall be conducted in ___ / ___ (arbitration location) per the commission’s effective arbitration rules at the time of application. The arbitration award is final and binding on all parties.

2.

Litigation: The parties may agree to resolve the dispute through litigation in Chinese courts:

☒ File a lawsuit with the people’s court at the Lender’s domicile or the domicile of other Bank of China Co., Ltd. institutions exercising rights and obligations under this contract or specific agreements.

☒ File a lawsuit with the Supreme People’s Court International Commercial Court (for international commercial disputes with a subject matter value exceeding RMB 300 million).

☒ File a lawsuit with a competent people’s court.

During dispute resolution, if the dispute does not affect the performance of other provisions of this contract, such provisions shall continue to be performed.

Article 17: Attachments

The following attachments and other attachments mutually confirmed by both parties form an integral part of this contract and have the same legal effect:

1.	Withdrawal Application (Format);

2.	“Annualized Loan Interest Rate Notification Letter” (Format).

Article 18: Other Agreements

1.	Without the Lender’s written consent, the Borrower shall not transfer any rights or obligations under this contract to a third party.

2.	If the Lender, due to business needs, delegates other institutions of Bank of China Co., Ltd. to perform its rights and obligations under this contract, or transfers the loan business under this contract to another institution of Bank of China Co., Ltd. for management, the Borrower acknowledges this. Such authorized or transferee institutions have the right to exercise all rights under this contract and may file lawsuits, submit disputes to arbitration, or apply for enforcement in their own name regarding disputes under this contract.

3.	Unless otherwise affecting other provisions of this contract, this contract is legally binding on both parties and their respective legal successors and assignees.

4.

Unless otherwise agreed, the parties designate the domiciles specified in this contract as their communication and contact addresses and confirmed effective service addresses. The service addresses apply to all notifications, documents, and legal documents during contract performance and dispute resolution, including first instance, second instance, retrial, and enforcement proceedings in arbitration or litigation.

If the above address changes, the changing party shall notify the other party in writing of the updated address at least 5 working days in advance. In arbitration or litigation, the changing party shall notify the arbitration institution or court of the address change. Failure to notify as required deems the original address confirmed in this contract as the valid service address.

If legal documents cannot be received due to inaccurate service addresses provided or confirmed by a party, failure to promptly notify the other party and the court of a change, or refusal by the designated recipient, for postal service, the date of return is deemed the service date; for direct service, the date the situation is recorded on the service receipt is deemed the service date.

5.	Transactions under this contract are conducted based on each party’s independent interests. If other transaction parties constitute related parties or persons of the Lender per relevant laws, regulations, and regulatory requirements, the parties shall not use such relationships to affect the fairness of the transaction.

6.	Titles and business names in this contract are for reference convenience only and shall not be used to interpret the content of provisions or the rights and obligations of the parties.

7.	The Lender has the right to provide information related to this contract and other Borrower information to the Financial Credit Information Database and other legally established credit databases per relevant laws and regulations, for query and use by qualified institutions or individuals. The Lender may also query the Borrower’s relevant information through such databases for the purposes of concluding and performing this contract.

8.	If the withdrawal or repayment date falls on a statutory holiday, it shall be postponed to the first working day following the holiday.

9.	If the Lender cannot perform this contract or perform as agreed due to changes in laws, regulations, or regulatory requirements, the Lender may terminate or amend the performance of this contract accordingly. The Lender is exempt from liability if such termination or amendment prevents performance as agreed.

10.	The Borrower may consult or complain about this contract, its business, or fees via the Lender’s contact telephone number listed in this contract.

Service Clause

1.

Any notices, letters, or electronic messages sent by one party to the other under this contract shall be in writing and sent to the service addresses specified below. If a party changes its service address or electronic service information, it shall notify the other party in writing within 3 days of the change. Service prior to receipt of the change notice remains valid. Electronic service has the same legal effect as other service methods.

Borrower’s confirmed service address:

Address: ___, Postal Code: ___, Contact Person: ___, Telephone: ___.

Borrower (□ agrees / √ disagrees) with the following electronic service methods:

SMS: ___ / ___ / Fax: ___ / ___ / Instant Messaging (WeChat ID): ___ / ___ / Email: ___ / ___.

2.

The service address specified in Article 19(1) is used for work-related correspondence, legal documents, and service by courts/arbitration institutions during dispute resolution, applicable to all stages of litigation/arbitration, including first instance, second instance, retrial, special procedures, and enforcement.

Service by courts/arbitration institutions using one or more of the above methods takes effect based on the earliest service date among them.

The parties guarantee the accuracy and validity of the provided service addresses/electronic service information. If the provided address/information is inaccurate or not updated promptly, the party bears any resulting legal consequences.

If legal documents cannot be received due to inaccurate addresses/electronic information provided or confirmed, failure to promptly notify changes, or refusal by the recipient, for direct service, the date the document is left at the address is deemed the service date; for postal service, the date of return is deemed the service date; for electronic service, the date the information reaches the recipient’s designated system is deemed the service date.

3.	The service clause is an independent provision and is not affected by the validity of the contract as a whole or other provisions.

Article 20: Contract Effectiveness

This contract takes effect upon signing by the legal representatives (or persons in charge) or their authorized signatories of both parties and affixing their official seals.

This contract is executed in triplicate, with each party holding one copy, each having equal legal effect.

Borrower: **********
Authorized Signatory:
April 2, 2024

Lender: Bank of China Co., Ltd.
Authorized Signatory:
April 2, 2024

Attachment: Annualized Loan Interest Rate Notification Letter
No.: ___ / ___

To: ___ / ___ (Borrower)

1.

Our bank has signed the “Working Capital Loan Contract” numbered ___ / ___ with your company. Under the aforementioned contract, as the Lender, we provide your company with a loan at an annualized interest rate of ___ / ___. This annualized interest rate (□ simple interest / □ combined simple and compound interest [select one]) includes:

(1) Loan interest calculated per Clause 1 of Article 4 of the aforementioned contract;

(2) Various fees directly related to the loan as stipulated in Clause ___ / ___ of the aforementioned contract; (delete if not applicable)

(3) Various fees directly related to the loan as stipulated in the ___ / ___ numbered ___ / ___ separately signed with our bank. (delete if not applicable)

2.	This notification letter, as an attachment to the aforementioned contract, forms an integral part thereof with the same legal effect. Matters not specified herein are subject to the provisions of the aforementioned contract.

Lender: ___ / ___
Authorized Signatory: ___ / ___
___ / ___ [Year] ___ / ___ [Month] ___ / ___ [Day]